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                                                                   EXHIBIT 6.9.1


                         CONTRACT FOR SALE AND PURCHASE

         THIS CONTRACT FOR SALE AND PURCHASE ("this Contract"), made and entered into by and among the following parties:


Seller:     KARL OWEN STAIRS AND HELEN L. STAIRS, husband and wife (hereinafter collectively referred to as "Seller")
Address:    1301 East Seminole Blvd., Sanford, Florida 32771
Telephone:  (407) __________________

Buyer: MIRACOM CORPORATION, a Nevada corporation authorized to do business in Florida ("Buyer")
Address: 1180 Spring Centre South Boulevard, Suite 310, Altamonte Springs, Florida 32714
Telephone:  (407) 772-8733; Facsimile: (407) 772-8738


                              W I T N E S S E T H:

         1. AGREEMENT OF PURCHASE AND SALE. The parties hereto acknowledge that in December, 1997, the Seller had entered into an Agreement for Deed with Jeffrey M. Odato and Michael R. Fouts A/K/A J & M Investments, a Florida Partnership, ("Agreement for Deed") for the sale of the Property (as hereinafter defined). On February 24, 1998, Jeffrey M. Odato and Michael R. Fouts A/K/A J & M Investments assigned all of their right, title and interest under the Agreement for Deed in and to the Property (as hereinafter defined) to Stonestreet Investments, Inc. Thereafter Stonestreet Investments, Inc. assigned all of its right, title and interest in and to the Property (as hereinafter defined) to Miracom Corporation. The aforementioned documents have never been recorded in the public records of Seminole County, Florida.

         The parties hereto desire to memorialize the terms and conditions of the sale and purchase of the Property (as hereinafter defined), as hereinafter set forth. In consideration of the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are acknowledged by Seller and Buyer, Seller agrees to sell and Buyer agrees to buy the property described on attached Exhibit "A" (the "Property") upon and subject to the terms of this Contract.

         2. PURCHASE PRICE. The purchase price ("Purchase Price") for the Property shall be Two Hundred Forty-Five Thousand and 00/100 Dollars ($245,000) payable by Buyer to Seller as follows:

                  (a) An initial payment of One Thousand Dollars ($1,000) was paid to Seller in December, 1997 in accordance with the Agreement for Deed, the receipt of which is hereby acknowledged by Seller; and

                  (b) The balance of the Purchase Price shall be paid to Seller in immediately available funds on the Closing Date.

         3. TITLE. Prior to the Closing Date, Seller shall furnish a commitment for a Standard Form Owner's Title Insurance Policy ("Commitment") issued by Kampf Title and Guaranty Corporation, acceptable to Buyer, in its sole discretion, agreeing to issue to Buyer, upon recording of the deed to Buyer, an owner's policy of title insurance in the amount of the Purchase Price insuring Buyer's title to



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the Property, subject only to liens, encumbrances, exceptions or qualifications set forth in this Contract and those which shall be discharged by Seller at or before closing. Seller shall convey marketable and insurable title subject to matters which do not adversely affect Buyer's use of the Property (collectively, "the Permitted Encumbrances"). Marketable title shall be determined according to applicable Title Standards adopted by authority of the Florida Bar and in accordance with law. The Commitment shall provide that all "standard exceptions" (including standard exceptions for taxes and assessments not shown in the public records, claims of unrecorded easements, parties other than owner in possession, mechanic's liens and matters disclosed on accurate survey, but excluding current real estate taxes) shall be deleted from the title insurance policy when issued. Seller shall deliver to Title Company at closing any affidavits or other documents reasonably required by Title Company to delete said standard exceptions.

         4. EXPENSES. Seller shall pay for (a) the documentary stamp taxes on the deed; (b) preparation and recording of any instruments required to correct objections to title; (c) the cost of issuing the Commitment and the premium and other costs incurred in the issuance of the owner's title insurance policy; (d) except as provided in Paragraph 17, attorneys fees incurred by Seller; and (e) any other expense agreed herein to be paid by Seller. Buyer shall pay for (v) recording the deed and any and all other documentation relating to the financing of the acquisition of the Property; (w) the costs of the inspections of the Property incurred by Buyer; (x), except as provided in Paragraph 17, attorneys fees incurred by Buyer; and (y) any other expense agreed herein to be paid by Buyer.

         5. PRORATIONS. The parties hereto acknowledge that the Buyer is currently in possession of the Property pursuant to the Agreement for Deed, as assigned, and Buyer has been responsible for the payment of the current real estate taxes since it took possession of the Property. Consequently the real estate taxes for the year of Closing shall not be prorated. Certified, confirmed and ratified special assessment liens as of closing are to be paid by Seller. Pending liens as of closing shall be assumed by Buyer; provided, however, where improvements have been substantially completed as of Date of Contract, such pending liens shall be treated as certified and Seller shall be charged at closing an amount equal to the last estimate by the public body of the assessment for the improvement.

         6. CONDITION OF PROPERTY. Buyer acknowledges and agrees that it is buying the Property in its "AS-IS," "WHERE-IS" condition.

         7. RISK OF LOSS. Buyer shall bear the risk of loss until closing. If the Property or any portion or component thereof is damaged by fire or other casualty before closing, Buyer, at Buyer's expense, shall cause all damage to be repaired by a licensed contractor prior to closing.

         8. BROKERAGE. Seller and Buyer each represents and warrants to the other that no broker or finder has been engaged by it in connection with this transaction. In the event a claim for broker's or finder's fee or commission is asserted in connection with the negotiation, execution or consummation of this Contract in violation of this representation and warranty, the party at fault shall indemnify, save harmless and defend the other party from and against such claim (including reasonable attorneys' fees and court costs at trial and upon appeal).

         9. CLOSING DATE. The Closing of this transaction shall occur on or before May 6, 1999 ("Closing Date") at the offices of Kampf Title and Guaranty Corporation, 200 West First Street, Sanford, Florida 32771 at 2:00 p.m.

         10. DOCUMENTS AT CLOSING. The following documents shall be executed and delivered at closing:




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                  (a) Warranty Deed. Seller shall deliver a general warranty deed for the Property (subject only to Permitted Encumbrances) duly executed and acknowledged by Seller.

                  (b) Commitment Endorsement. Buyer must be able to obtain at closing, as a condition to Buyer's obligation to close, an endorsement to the Commitment which insures against the existence of defects in title which are recorded between the effective date of the Commitment and the recording of the Warranty Deed.

                  (c) Affidavits. Seller shall deliver the Affidavit required by Paragraph 3 and an affidavit on behalf of Seller attesting to the absence of any claim or suit (threatened or pending), judgment outstanding against Seller, pending or anticipated bankruptcy or reorganization, pending or anticipated assessments, financing statement, claim of lien or potential lienors known to Seller.

                  (d) Other Documents. Seller shall deliver all other documents required by this Contract or reasonably requested by Buyer or Title Company.

         11. NON-FOREIGN STATUS. Seller acknowledges that Section 1445 of the Internal Revenue Code of 1954, as amended, requires that a purchaser of real property from a "foreign person" withhold at closing and pay to the Internal Revenue Service a portion of the amount realized by the Seller. Therefore, Seller agrees to provide at closing an Affidavit of Seller, or Seller's principal partner, trustee or officer if Seller is not an individual, in form required by Buyer, setting forth sufficient facts to establish whether or not Seller is a "foreign person" within the meaning of said Section 1445, including without limitation Seller's taxpayer identification number and principal residence or business address. Seller agrees to make available to Buyer at closing collected funds sufficient to permit compliance by Buyer with the requirements of Section 1445 if Seller is a "foreign person". Seller represents and warrants that Seller is not a "foreign person" within the meaning of said
Section 1445.

         12. GOVERNING LAW AND VENUE. The laws of the State of Florida (excluding its conflicts of laws provisions) shall govern the validity, enforcement and interpretation of this Contract. Venue for any legal action in connection herewith shall lie in Seminole County or the county wherein the Property is located.

         13. ENTIRETY AND AMENDMENTS. This Contract embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Contract may be amended only by written instrument executed by the party against whom enforcement of the Amendment is sought.

         14. PARTIES BOUND. This Contract is binding upon and shall inure to the benefit of Seller and Buyer, and their respective heirs, personal representatives, successors and assigns.

         15. DEFAULT.

                  (a) By Buyer. If for any reason not expressly authorized by this Contract Buyer fails to perform timely this Contract, and such failure continues fifteen (15) days after written notice thereof from Seller, Seller may declare Buyer in default. In the event of such default by Buyer, Seller may terminate the Contract and retain the One Thousand Dollar ($1,000.00) deposit in 2(a) as liquidated damages, whereupon all parties shall be relieved of all obligations under this Contract. The receipt of the One Thousand Dollar ($1,000) deposit and the termination of Buyer's rights under this Contract shall be Seller's sole and exclusive remedy and recourse in the event of default by Buyer. Seller hereby irrevocably waives all other rights and remedies including without limitation suits for damages and/or specific performance.




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                  (b) By Seller. If for any reason not expressly authorized by this Contract Seller fails to perform timely this Contract, and such failure continues fifteen (15) days after written notice thereof from Buyer, Buyer may declare Seller in default. In the event of such default by Seller, Buyer shall have and may pursue all rights, remedies and recourses available at law or in equity to an aggrieved party for breach of contract, or Buyer may terminate this Contract.

         16. NOTICES. Whenever this Contract requires or permits any notice or request by one party to the other, the notice shall be written and deemed given if sent to the party to be notified at the address set forth on the first page hereof by (a) personal delivery, (b) overnight commercial courier, (c) certified United States Mail, return receipt requested, or (d) telephonic facsimile. Notice shall be deemed to have been given on the date it is given personally, picked up by the overnight commercial courier, deposited in the mails as provided above, or upon receipt of telephonic facsimile, whichever is first. In lieu of notice to any party, notice may be given to the attorney for such party.

         17. LITIGATION. In connection with any litigation arising out of this transaction, the prevailing party shall be entitled to recover from the party not prevailing the prevailing party's reasonable costs and attorney, paralegal and expert fees incurred in all proceedings and at all levels.

         18. SELLER ASSURANCES. Seller represents and warrants to Buyer as of Date of Contract and as of closing that: (a) there is no judgment, claim, litigation or proceeding pending or threatened against Seller or the Property;
(b) Seller received no notice of any violation of any law, ordinance, rule, regulation or code applicable to the Property, or of any order or requirement of any governmental agency having jurisdiction over the Property; (c) there are no contracts, obligations or commitments which have not been disclosed in writing to Buyer which will bind the Property or Buyer after closing; (d) there are no attachments, executions or assignments for the benefit of creditors, receiverships, or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Seller or pending against Seller or the Property, (e) there are no contracts outstanding for the sale, exchange or transfer of the Property; (f) Seller alone holds fee simple title to the Property free and clear of all defects and encumbrances other than Permitted Encumbrances; (g) there exists dedicated access to the Property; (h) this Contract constitutes a legal, valid and binding obligation of Seller and the person(s) signing this Contract has full authority to do so; and (i) none of the execution, delivery or performance of this Contract will result in a breach of, or conflict with, the terms of any agreement to which Seller is a party, or any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Seller. Seller shall indemnify, hold harmless and defend Buyer from and against all losses, claims and liabilities resulting from the inaccuracy or breach of any of the representations or warranties of Seller set forth in this Contract.

         19. BUYER ASSURANCES. Buyer represents and warrants to Seller as of Date of Contract and as of closing that: (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is duly qualified and in good standing under the laws of the State of Florida; (b) this Contract constitutes a legal, valid and binding obligation of Buyer and the person(s) signing this Contract on behalf of Buyer have full authority to do so; and (c) none of the execution, delivery or performance of this Contract will result in a breach of, or conflict with, the terms of any agreement to which Buyer is a party, or any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer. Buyer shall indemnify, hold harmless and defend Seller from and against all losses, claims and liabilities resulting from the inaccuracy or breach of any of the representations or warranties of Buyer set forth in this Contract.




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         20. SURVIVAL. Except as otherwise provided in this Contract, all covenants, representations and warranties of the parties made in this Contract, as well as any other provisions hereof which relate to matters extending beyond the closing of this transaction, shall survive closing and delivery of the deed.

         21. CONTAMINATION. Seller has not utilized the Property, nor any part thereof, to treat, deposit, store, dispose of, or place any hazardous substances, as defined by 41 U.S.C.A. Section 9601(14) and other state and federal environmental and safety laws; nor has Seller authorized any other person or entity to treat, deposit, store, dispose of, or place any such hazardous substance, as defined above, on the Property or any part thereof; and to the actual knowledge of Seller, no other person or entity has treated, deposited, stored, disposed of or placed any such hazardous substance on the Property or any part thereof. If a release or threatened release of a hazardous substance has occurred or hereafter occurs on the Property prior to closing, without fault of Buyer, which subjects Buyer to liability, loss or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. Section 9607, under the Florida Resource Recovery and Management Act, Florida Statute Section 403.727 (1983), or under any other statutory or common law, Seller agrees to indemnify, hold harmless and defend Buyer from and against any such liability, loss and claims. Any conflicting terms of this Contract to the contrary notwithstanding, in the event any environmental report obtained by Buyer prior to closing discloses contamination of any portion of the Property, Buyer shall have the option to terminate this Contract by written notice delivered to Seller before closing and to receive the Deposit, whereupon all further liabilities and obligations of the parties under this Contract shall terminate.

         22. RADON GAS DISCLOSURE. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. Note: This paragraph is provided for informational purposes pursuant to Section 404.056(8), Florida Statutes,
(1988).

         23. COUNTERPARTS. This Contract may be executed in any number of counterparts, any one and all of which shall constitute the Contract of the parties and each of which shall be deemed an original.




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         IN WITNESS WHEREOF, Seller and Buyer have executed this Contract on the dates below.


WITNESSES:                             SELLER:



/s/ Suzanne Denny                      /s/  KARL OWEN STAIRS
--------------------------------       -----------------------------------------
Print Name:                                 KARL OWEN STAIRS



/s/ Barbara A. Meno
--------------------------------
Print Name:

                                       /s/ HELEN L. STAIRS
                                       -----------------------------------------
Print Name:                                HELEN L. STAIRS


Print Name:

                                       BUYER:

                                       MIRACOM CORPORATION, a Nevada corporation



/s/ Suzanne Denny                      By:  /s/ David McComas
--------------------------------       -----------------------------------------
Print Name:                            Name:    David McComas
                                       Title:   President
                                                (Corporate Seal)


/s/ Barbara A. Meno
--------------------------------
Print Name:





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                                   EXHIBIT "A"

                          LEGAL DESCRIPTION OF THE LAND

Lot 1 (less the South 37.65 feet) and the East 2.97 feet of Lot 2 (less the South 37.65 feet), Block 3, Tier 3, FLORIDA LAND AND COLONIZATION COMPANY LIMITED, E. R. TRAFFORD'S MAP OF THE TOWN OF SANFORD, according to the Plat thereof as recorded in Plat Book 1, Pages 56 through 64, of the Public Records of Seminole County, Florida.

TOGETHER WITH, all improvements located thereon.



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                                   EXHIBIT "B"

                              PERMITTED EXCEPTIONS

1. General taxes for the year 1999 and thereafter, not yet due and payable.

2. All matters as shown on the Plat of said Subdivision of FLORIDA LAND AND COLONIZATION COMPANY LIMITED, E. R. TRAFFORD'S MAP OF THE TOWN OF SANFORD, according to the Plat thereof as recorded in Plat Book 1, Pages 56 through 64, of the Public Records of Seminole County, Florida.